Exhibit 10.1

CRM HOLDINGS, LTD.
and its Subsidiaries

Employment Agreement for Chester J. Walczyk

CRM HOLDINGS, LTD. and its Subsidiaries

Employment Agreement for Chester J. Walczyk

1.	Term	1
2.	Position, Duties and Responsibilities	1
3.	Base Salary	2
4.	Incentive Awards	2
5.	Other Payments	2
6.	Employee Benefit Programs	2
7.	Disability	2
8.	Reimbursement of Business and Other Expenses	2
9.	Termination of Employment	3
10.	Confidentiality; Litigation Cooperation; Non-disparagement	7
11.	Non-competition	8
12.	Non-solicitation	9
13.	Remedies	9
14.	Resolution of Disputes	9
15.	Indemnification	9
16.	Miscellaneous	10

EMPLOYMENT AGREEMENT

AGREEMENT, made and entered into as of the 1st day of January, 2010 (“Effective Date”) by and between CRM Holdings, Ltd., a Bermuda company (together with its subsidiaries from time to time and its successors and assigns, “CRM” or “Company”), and Chester J. Walczyk (the “Executive”).

W I T N E S S E T H:

WHEREAS, CRM desires to employ Executive and Executive desires to accept such employment, pursuant to an agreement embodying the terms of such employment (this “Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, CRM and Executive (individually a “Party” and together the “Parties”) agree to be bound in accordance with the terms of this Agreement.

1. Term.

(a) The term of Executive’s employment under this Agreement shall commence on Effective Date and end on the December 31, 2012 (the “Original Term”), unless terminated earlier in accordance herewith. The Original Term shall be automatically renewed for successive one-year terms (the “Renewal Terms”) unless at least 30 days prior to the expiration of the Original Term or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term. “Term” shall mean the Original Term and all Renewal Terms.

(b) Employment Agreement effective January 1, 2007 between CRM and Executive is hereby terminated and accordingly shall no longer remain in full force and effect.

2. Position, Duties and Responsibilities.

(a) Generally. Executive shall serve as Chief Operating Officer (“COO”) of CRM. In such capacity, Executive shall report to the Chief Executive Officer. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the chief operating officer of similar size companies and businesses as CRM, as are consistent with such positions and status. Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to the position of Chief Operating Officer of CRM.

(b) Other Activities. During the Term, Executive may (i) serve on the boards of directors of trade associations and/or charitable organizations, provided that Executive shall notify the Chief Executive Officer of any such position, (ii) engage in charitable activities and community affairs, and (iii) manage personal investments and affairs, provided that such activities described in clauses (i), (ii), and (iii) do not materially interfere with the proper performance of his duties as Chief Operating Officer of CRM. or result in a breach of this Employment Agreement.

(c) Place of Employment. Executive’s principal place of employment shall be the corporate offices of CRM.

3. Base Salary.

Executive shall be paid an annualized salary (“Base Salary”) of $300,000, in accordance with CRM’s normal pay practices. The Base Salary shall be reviewed by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) no less than annually.

4. Incentive Awards.

Executive shall be eligible to participate in CRM’s annual incentive compensation plan with a target annual incentive award opportunity of 50% of Base Salary (“Annual Incentive”) and a maximum bonus opportunity of no less than 75%, based upon Company profitability, stock price and performance criteria as determined by the Compensation Committee on an annual basis. The Compensation Committee, in their sole discretion, may pay any portion of the Annual Incentive in cash, restricted stock, or a combination thereof.

5. Other Payments.

(a) Car Allowance. Executive shall receive a $1000.00 a month car allowance, to cover or contribute toward the cost of owning, operating, maintaining and insuring a motor vehicle of his choosing.

(b) Vacation. Executive shall be entitled to five (5) weeks of paid vacation annually and shall take holidays in accordance with CRM’s standard holiday schedule as amended from time to time.

6. Employee Benefit Programs.

During the Term, Executive shall be entitled to participate in CRM’s employee benefit plans and programs as such plans or programs may be in effect from time to time, including, without limitation, health, medical and dental coverage (together, “Welfare Benefits”).

7. Disability.

During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall continue to receive his full base salary set forth in Section 3 until his employment is terminated pursuant to Section 9(b) offset, on a dollar-for-dollar basis, by any CRM provided insurance or social security payments made to Executive relating to such disability.

8. Reimbursement of Business and Other Expenses.

Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and CRM shall reimburse him for all such reasonable business expenses, subject to documentation in accordance with CRM’s applicable policies.

9. Termination of Employment.

(a) Death. If Executive dies during the Term or any Renewal Term, Executive’s estate and/or beneficiaries shall be entitled to (and their sole remedies under this Agreement shall be):

(i) Base Salary through the date of Executive’s death in a lump sum within 10 days following the Date of Termination;

(ii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), (together, with unpaid Base Salary, “Accrued Amounts”) which incentive awards shall be paid in the form and at the time the incentive awards are generally paid to employees of the Company;

(iii) Pro Rata Annual Incentive for the year in which the date of termination (“Termination Date”) occurs assuming Target performance (“Pro Rata Annual Incentive”) which Pro Rate Annual Incentive shall be paid in a lump sum within 10 days following the Date of Termination;

(iv) immediate vesting of all unvested and outstanding stock options, (and the right to exercise all such stock options for one year), the removal of any and all restrictions regarding any restricted stock or deferred stock units, and the vesting and settlement of any performance awards at target award levels (together, “Equity Acceleration”);and

(v) other or additional benefits then due or earned through the Date of Termination in accordance with applicable plans and programs of CRM (“Entitlements”).

(b) Disability. If as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for a period of at least 120 consecutive days or 180 non-consecutive days within any 365-day period, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement or any law. In the event Executive’s employment is terminated for Disability, Executive shall be entitled to (and his sole remedies under this Agreement shall be):

(i) his Accrued Amounts and his Pro Rata Annual Incentive;

(ii) reimbursement pursuant to Section 9 for reasonable expenses incurred, but not paid to such termination of employment;

(iii) his Entitlements; and

(iv) Welfare Benefits.

(c) Termination by CRM for Cause.

(i) In the event a majority vote of the independent members of the Board resolves to terminate Executive’s employment for Cause, Executive’s sole remedies under this Agreement shall be to receive his Accrued Amounts and any Entitlements through the date of termination. Executive shall not be entitled to receive any Severance Pay (as defined) or Welfare Benefits continuation, and his equity awards will be settled in accordance with the terms and conditions of the applicable grant agreements.

(i) “Cause” shall mean Executive’s:

(A) breach of any of the material terms or covenants of this Agreement, specifically including any breach of the covenants set forth in Sections 11, 12 or 13 of this Agreement;

(B) conviction of, or plea of nolo contendre to, any felony, or any act that is materially and demonstrably injurious to CRM’s financial condition or reputation;

(C) drug or alcohol use which impairs the ability of Executive to perform his duties hereunder;

(D) engaging in conduct constituting gross neglect or willful misconduct in carrying out his duties under this Agreement and that is demonstrably injurious to CRM’s financial condition or CRM”S or Executive’s reputation;

(E) act or omission of dishonesty, fraud, misrepresentation, conflict of interest or breach of fiduciary duty;

(F) material failure to diligently, faithfully and competently perform a substantial portion of Executive’s responsibilities, duties, or functions as specified in this Agreement after 30 days advance written notice by CRM and to the extent possible, a reasonable opportunity to cure by the Executive;

(G) commission of any act or acts that harm the Company’s reputation, standing or credibility within the communities it operates or with its clients or suppliers; or

(H) act or series of acts constituting gross neglect and/or willful misconduct resulting in a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002.

(d) Voluntary Termination. In the event of a termination of employment by Executive on his own initiative, which termination may be effective only 30 business days after delivery to the Company of advance written notice of such termination, other than a termination due to death or Disability, or by Executive for Good Reason, Executive shall be entitled to receive only his Accrued Amounts and Entitlements.

(e) Termination by the Company without Cause or by Executive for Good Reason. If CRM terminates Executive’s employment without Cause (which termination shall be effective as of the date specified by CRM in a written notice to Executive), other than due to Executive’s death or Disability, or if Executive terminates his employment for Good Reason (as defined below), Executive’s sole remedies under this Agreement shall be to receive:

(i) his Accrued Amounts; a pro rata portion of the Annual Incentive would have been paid for the full year in which the Termination Date occurs based upon actual performance, payable at the time Annual Incentive payments are generally paid to employees of the Company; his Entitlements, and continuation of Welfare Benefits (to the extent permissible under the terms of such plans and applicable law) for 18 months;

(ii) immediate vesting of all unvested and outstanding stock options and the removal of any and all restrictions regarding any restricted stock or deferred stock units, and

(iii) severance pay equal to the Base Salary amount immediately prior to the Termination Date (unless a reduction in Base Salary is the reason for a Good Reason termination, in which case, the Base Salary amount prior to any such reduction) which severance pay shall be payable in 12 equal monthly payments commencing within 10 days after the effective date of the release provided for in Section 9(i) hereof.

(f) Termination due to Change in Control. In the event Executive’s employment is terminated by the Company without cause or by Executive for good reason upon the occurrence of or within six months following a Change in Control (as defined as below), Executive’s sole remedy under this Agreement shall be to receive:

(i) his Accrued Amounts; a pro rata portion of the Annual Incentive would have been paid for the full year in which the Termination Date occurs based upon actual performance, payable at the time Annual Incentive payments are generally paid to employees of the Company; his Entitlements, and continuation of Welfare Benefits (to the extent permissible under the terms of such plans and applicable law) for 12 months;

(ii) immediate vesting of all unvested and outstanding stock options and the removal of any and all restrictions regarding any restricted stock or deferred stock units, and;

(iii) severance pay equal to 200% of the base Salary immediately prior to the Termination Date (unless a reduction in Base Salary is the reason for a Good Reason termination, in which case, the Base Salary amount prior to any such reduction), which severance pay shall be payable in 24 equal monthly payments commencing within 10 days after the effective date of the release provided for in Section 9(i) hereof.

(g) Certain definitions. For purposes of this Agreement, the following terms have the meanings ascribed to them:

“CHANGE IN CONTROL” shall mean any of the following:

(i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company;

(ii) any “person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent 51% or more of the combined voting power of the Company’s then outstanding voting securities;

(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board whose nomination by the shareholders of the Company was approved by a vote of the Board then still in office who are either directors at the beginning of such period or whose election or nomination for election was so previously approved) cease for any reason to constitute a majority of the Board then in office; or

(iv) the Board or the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger, amalgamation or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company immediately after such merger, amalgamation or consolidation, or the Board or shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one or a series of transactions) of all or substantially all of the Company’s assets.

“Good Reason” shall mean Executive’s termination of his employment with CRM following the occurrence, without Executive’s written consent, of one or more of the following events (except as a result of a prior termination):

(i) a material diminution or change, materially adverse to Executive’s position, as set forth in Section 2(a);

(ii) any decrease in (i) Executive’s annual Base Salary, excluding a decrease uniformly imposed on senior executive positions for reasons of financial relief, or (ii) target Annual Incentive opportunity below 50% of base salary; or

(iii) any other failure by CRM to perform any material obligation under, or breach by CRM of any material provision of, this Agreement. Notwithstanding the foregoing, prior to invoking termination for Good Reason under subparagraphs (i) and (iii), CRM shall first be provided a 30 day cure period from the date CRM received from Executive written notice specifying the specific act or conduct constituting the failure and/or breach in issue and CRM materially fails to effect such cure within the cure period.

(h) Mitigation and Offset. Executive has no obligation to mitigate payments due him pursuant to this Agreement.

(i) Release of Employment Claims. As a condition to receipt of the payments and benefits provided for in this Section 9 (other than Accrued Amounts and any Entitlements), Executive agrees to execute a release, in a form reasonably satisfactory to CRM, releasing any and all claims arising out of Executive’s employment (other than enforcement of this Agreement, Executive’s rights under any of CRM’s incentive compensation and employee benefit plans and programs, and any claim for any tort for personal injury not arising out of or related to his termination of employment). Executive shall execute such release during the minimum period required by law and receipt by CRM of such executed release shall be a condition precedent to CRM’s obligation to make any payment to Executive hereunder.

10. Confidentiality; Litigation Cooperation; Non-disparagement.

(a) Confidentiality. During the Term and at all times thereafter, Executive shall not disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of CRM or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to CRM to allow CRM the opportunity to object to or otherwise resist such order.

For purposes of this Agreement, “Confidential Information” shall mean all information concerning the business of CRM relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (ii) regarding CRM’s business or industry properly acquired by Executive in the course of his career as an executive in CRM’s industry and independent of Executive’s employment by CRM. For this purpose, information known or available generally within the trade or industry of CRM shall be deemed to be known or available to the public.

(b) Litigation Cooperation. Executive agrees to cooperate with CRM, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of CRM in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist CRM, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to CRM, as reasonably requested. CRM agrees to reimburse Executive, on an after-tax basis, for reasonable expenses actually incurred in connection with his provision of testimony or assistance.

(c) Non-Disparagement. Executive agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the products, services, or actions of CRM or any Affiliate, or it or their respective officers, directors, employees, advisors, businesses or reputations provided, however, that Executive shall be permitted to respond to any statements or communications by the directors and/or executive officers of CRM which may directly or indirectly, disparage Executive, his business or reputation. However, nothing in this Agreement shall preclude either of Executive or CRM from making truthful statements or disclosures required by applicable law, regulation or legal process.

11. Non-competition.

(a) During the Restriction Period (as defined in Section 11(b) below), Executive shall not engage in Competition with CRM or any Subsidiary. “Competition” shall mean engaging in any activity ,directly or indirectly, for a Competitor of CRM or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A “Competitor” shall mean any corporation or other entity which competes with the business conducted by CRM or any Subsidiary, as determined on the date of termination of Executive’s employment. If Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (x) such activities were contemplated by Executive at the time Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity or (y) Executive commences directly or indirectly overseeing or managing the activities of an entity which becomes a Competitor during the Restriction Period, which activities are competitive with the activities of CRM. Executive shall not be deemed indirectly overseeing or managing the activities of such Competitor which are competitive with the activities of CRM so long as he does not regularly participate in discussions with regard to the conduct of the competing business.

(b) For the purposes of this Section 11, “Restriction Period” shall mean the period beginning with the Effective Date and ending with the later of 12 months from the Termination Date or the last day of the period during which the Executive is to receive severance payments.

(c) Reasonable Restrictions While the restrictions in Sections 10, 11 and 12 (on which the Executive has had the opportunity to take independent advise of legal counsel, as the Executive hereby acknowledges) are considered by the parties to be reasonable in all of the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

12. Non-solicitation.

During the Restriction Period, Executive shall not induce employees of CRM to terminate their employment, nor shall Executive solicit or encourage any of CRM’s customers, or any corporation or other entity in a joint venture relationship (directly or indirectly) with CRM, to terminate or diminish their relationship with CRM or to violate any agreement with any of them. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of CRM or any person who was employed by CRM within 180 days of such hiring.

13. Remedies.

If Executive breaches any of the provisions contained in Sections 10, 11 or 12 above, CRM (a) shall have the right to immediately terminate all payments and benefits due under this Agreement and (b) shall have the right to seek injunctive relief. Executive acknowledges that such a breach of Sections 10, 11 or 12 would cause irreparable injury and that money damages would not provide an adequate remedy for CRM; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Section 10, 11 or 12 has occurred.

14. Resolution of Disputes.

Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, (other than seeking injunctive relief under Section 13), shall be resolved by binding arbitration, to be held at an office closest to CRM’s principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses. The arbitrator or court may award reasonable costs and expenses to a party that substantially prevails in such arbitration or court proceeding. Each party to this agreement hereby waives and shall not seek a jury trial in any lawsuit, proceeding, claim, counterclaim, defense or other litigation or dispute under or in respect of this agreement.

15. Indemnification.

(a) Company Indemnity. CRM agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of CRM or is or was serving at the request of CRM as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by CRM to the fullest extent legally permitted or authorized by CRM’s by-laws or resolutions of CRM’s Board or, if greater, by the laws of the State of New York against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of CRM or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. CRM shall advance to Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by CRM of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 15(a) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

(b) No Presumption Regarding Standard of Conduct. Neither the failure of CRM (including its Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 15(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by CRM (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

(c) Liability Insurance. CRM agrees to continue and maintain a directors and officers’ liability insurance policy covering Executive to the extent CRM provides such coverage for its other executive officers.

16. Miscellaneous.

(a) Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive’s participation in any other employee benefit or other plans or programs in which he currently participates.

(b) Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of CRM under this Agreement may be assigned or transferred by CRM except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of CRM, provided that the assignee or transferee is the successor to all or substantially all of the assets of CRM and such assignee or transferee assumes the liabilities, obligations and duties of CRM, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

(c) Representation. CRM represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. Executive represents and warrants that the performance of his obligations under this agreement will not violate any agreement between him and any other person, firm or organization.

(d) Entire Agreement. This Agreement shall become effective as of the Effective Date. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

(e) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of CRM. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of CRM, as the case may be.

(f) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(g) Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

(h) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving CRM written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(i) Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws. Subject to the provisions of Section 14 above, CRM and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for New York or (ii) any of the courts of the State of New York. CRM and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. CRM and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

(j) Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to CRM:	CRM Holdings, Ltd. Skandia International House 40 Church Street Hamilton HM 12 Bermuda
If to Executive:	Mr. Chester J. Walczyk Address Address

(k) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(l) Counterparts. This Agreement may be executed in two or more counterparts.

(m) Taxes and Withholdings; Section 409A. The payments and benefits to be made pursuant to this Agreement shall be subject to all applicable withholdings for federal, state and local income taxes, Social Security, and all other customary withholdings. The Company makes no representations regarding the tax implications of the compensation, payments and benefits to be paid to Executive under this Agreement. It is the intention of the parties that payments and benefits under this Agreement be interpreted to be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. Notwithstanding anything herein to the contrary, if (i) at the time of Executive’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)) with CRM other than as a result of his death, (ii) Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i)), (iii) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, and (iv) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then CRM will defer the commencement of the payment of any such payments or benefits hereunder to the extent necessary (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation from service with CRM (or the earliest date as is permitted under Section 409A of the Code). Any payment deferred during such six-month period shall be paid in a lump sum on the day following such six-month period. Any remaining payments or benefits shall be made as otherwise scheduled under this Agreement. Furthermore, to the extent any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by CRM that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

(n) Parachute Payments. Notwithstanding anything herein to the contrary, in the event that Executive would otherwise have received any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code (the “Parachute Payments”), Executive shall receive the greater net after-tax amount (taking into account all applicable taxes payable by Executive, including any excise tax imposed under Section 4999 of the Code (the “ Excise Tax”)) of (i) the Parachute Payments and (ii) an amount equal to the Parachute Payments reduced by the smallest amount necessary to take the Parachute Payments under the Excise Tax threshold.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

CRM HOLDINGS, LTD

By:/s/ Charles I. Johnston
Name: Charles I. Johnston
Title: Member, Compensation Committee

By:/s/ Chester J. Walczyk—
Name: Mr. Chester J. Walczyk

EXHIBIT A
Defined Terms

(a)	“Accrued Amounts” has the meaning set forth in Section 9(a).

(b)	“Base Salary” has the meaning set forth in Section 3.

(c)	“Cause” shall have the meaning set forth in Section 9(c).

(d)	“Change in Control” shall have the meaning set forth in Section 9(f).

(e)	“Company” shall have the meaning set forth in the first paragraph of the agreement.

(f)	“Compensation Committee” has the meaning set forth in Section 3.

(g)	“Competitor” or “Competition” has the meaning set forth in Section 11(a).

(h)	“Confidential Information” has the meaning set forth in Section 10(a).

(i)	“Disability” has the meaning set forth in Sections 7 and 9(b).

(j)	“Entitlements” has the meaning set forth in Section 9(a).

(k)	“Equity Acceleration” shall have meaning set forth in Section 9(a).

(l)	“Good Reason” has the meaning set forth in Section 9(g).

(m)	“Proceeding” has the meaning set forth in Section 15(a).

(n)	“Pro Rata Annual Incentive” has the meaning set forth in Section 9(a).

(o)	“Restriction Period” has the meaning set forth in Section 11(b).

(p)	“Stock” means the common shares of CRM, par value $0.01 per share.

(q)	“Target” means the target level of performance and associated Annual Incentive designated by the Compensation Committee with respect to Executive for that relevant operating period.

(r)	“Term” has the meaning set forth in Section 1.

(s)	“Termination Date” has the meaning set forth in Section 9(a).

(t)	“Welfare Benefits” has the meaning set forth in Section 6.